Exhibit 15.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of Navios Maritime Partners L.P.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in partners’ capital, and cash flows present fairly, in all material respects, the financial position of Navios Maritime Partners L.P. and its subsidiaries (the “Company”) at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

March 13, 2017

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except unit data)

	Notes	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	3	$17,360	$26,750
Restricted cash	3	7,728	7,789
Accounts receivable, net	4	10,022	3,999
Amounts due from related parties	18	19,639	—
Prepaid expenses and other current assets	5	1,600	1,297

Total current assets		56,349	39,835

Vessels, net	6	1,037,206	1,230,049
Vessel held for sale	7	125,000	—
Deferred drydock and special survey costs, net and other long-term assets		21,282	22,232
Investment in affiliates	20	1,257	1,315
Loans receivable from affiliates	18	2,422	1,521
Intangible assets	8	18,952	55,339
Notes receivable	19	6,112	—

Total non-current assets		1,212,231	1,310,456

Total assets		$1,268,580	$1,350,291

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	9	$3,276	$2,706
Accrued expenses	10	4,445	2,516
Deferred revenue		17,198	4,290
Current portion of long-term debt, net	11	74,031	23,336
Amounts due to related parties	18	—	8,680

Total current liabilities		98,950	41,528

Long-term debt, net	11	449,745	574,742
Amounts due to related parties	18	11,105	—
Deferred revenue	19	28,571	1,806

Total non-current liabilities		489,421	576,548

Total liabilities		588,371	618,076

Commitments and contingencies	16	—	—
Partners’ capital:
Common Unitholders (83,323,911 and 83,079,710 units issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	13	677,081	728,046
General Partner (1,700,493 and 1,695,509 units issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	13	3,128	4,169

Total partners’ capital		680,209	732,215

Total liabilities and partners’ capital		$1,268,580	$1,350,291

See notes to consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

	Notes	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Time charter and voyage revenues (includes related party revenue of $1,939, $38,809 and $27,444 for the years ended December 31, 2016, 2015 and 2014, respectively)	14,18	$190,524	$223,676	$227,356
Time charter and voyage expenses		(5,673)	(7,199)	(15,390)
Direct vessel expenses		(6,381)	(4,043)	(761)
Management fees (entirely through related parties transactions)	18	(59,209)	(56,504)	(50,359)
General and administrative expenses	18	(12,351)	(7,931)	(7,839)
Depreciation and amortization	6,8	(92,370)	(75,933)	(95,822)
Vessel impairment losses	6,7	(27,201)	—	—
Loss on sale of securities	19	(19,435)	—	—
Interest expense and finance cost, net		(31,247)	(31,720)	(28,761)
Interest income		541	222	243
Other income	22	14,523	5,232	47,935
Other expense		(4,270)	(3,995)	(1,749)

Net (loss)/ income		$(52,549)	$41,805	$74,853

Earnings per unit (see note 21):

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Earnings per unit:
Common unit (basic and diluted)	$(0.62)	$0.48	$0.93

See notes to consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
OPERATING ACTIVITIES
Net (loss)/ income		$(52,549)	$41,805	$74,853
Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	6,8	92,370	75,933	95,822
Vessel impairment losses	6,7	27,201	—	—
Loss on sale of securities	19	19,435	—	—
Gain on debt repayment		(2,140)	—	—
Non cash accrued interest income and amortization of deferred revenue		(5,717)	—	—
Amortization and write-off of deferred financing cost and discount		4,003	3,727	3,091
Amortization of deferred drydock and special survey costs		6,381	4,043	761
Equity in earnings of affiliates		59	(94)	—
Equity compensation expense		93	—	—
Changes in operating assets and liabilities:
Net (increase)/ decrease in restricted cash		(5,286)	(426)	223
(Increase)/ decrease in accounts receivable		(6,023)	9,279	3,020
(Increase)/ decrease in prepaid expenses and other current assets		(303)	173	193
Decrease/(increase) in other long-term assets		61	20	(9)
Increase/ (decrease) in accounts payable		570	(1,118)	653
Increase/ (decrease) in accrued expenses		1,929	(1,107)	(253)
(Decrease)/increase in deferred revenue		(1,000)	1,786	1,313
Increase in amounts due to related parties		3,025	6,800	1,423
Increase in amounts due from related parties		(20,089)	—	—
Payments for dry dock and special survey costs		(5,493)	(17,545)	(9,429)

Net cash provided by operating activities		56,527	123,276	171,661
INVESTING ACTIVITIES:
Acquisition of vessels	6	(15,341)	(147,830)	(156,221)
Deposits for acquisition of vessels, net of transfers to vessel acquisitions	6	—	—	(10)
Investment in affiliates		—	(700)	—
Loans receivable from affiliates		(450)	(771)	(470)
Release of restricted cash for vessel acquisitions		—	—	33,429
Proceeds from sale of securities	19	20,842	—	—

Net cash provided by / (used in) investing activities		5,051	(149,301)	(123,272)
FINANCING ACTIVITIES:
Cash distributions paid	21	—	(132,306)	(138,994)
Net proceeds from issuance of general partner units	13	10	1,528	2,233
Proceeds from issuance of common units, net of offering costs	13	440	72,090	104,499
Proceeds from long-term debt	11	29,000	79,819	56,000
Net decrease/ (increase) in restricted cash		5,347	(6,409)	—
Repayment of long-term debt and payment of principal	11	(104,624)	(60,696)	(7,060)
Deferred financing cost		(1,141)	(746)	(918)

Net cash (used in)/provided by financing activities		(70,968)	(46,720)	15,760

Increase/ (decrease) in cash and cash equivalents		(9,390)	(72,745)	64,149
Cash and cash equivalents, beginning of period		26,750	99,495	35,346

Cash and cash equivalents, end of period		$17,360	$26,750	$99,495

		Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Supplemental disclosures of cash flow information
Cash interest paid		$26,694	$26,787	$25,870
Non cash financing activities
Due to related parties		$—	$—	$253
Acquisition of vessels		$—	$—	$(253)
Equity compensation expense		$93	$—	$—
Non cash investing activities
Notes receivable		$6,112	$—	$—
Accrued interest on loan receivable from affiliates		$238	$—	$—

See notes to consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. Dollars except unit data)

			Limited Partners
	General Partner		Common Unitholders		Total Partners’ Capital
	Units		Units
Balance December 31, 2013	1,449,681	$4,029	71,034,163	$702,478	$706,507
Cash distribution paid	—	(4,867)	—	(134,127)	(138,994)
Proceeds from issuance of common units, net of offering costs (see note 13)	—	—	6,325,000	104,499	104,499
Net proceeds from issuance of general partner units (see note 13)	129,082	2,233	—	—	2,233
Net income	—	3,628	—	71,225	74,853

Balance December 31, 2014	1,578,763	$5,023	77,359,163	$744,075	$749,098
Cash distribution paid	—	(4,362)	—	(127,944)	(132,306)
Proceeds from issuance of common units, net of offering costs (see note 13)	—	—	5,720,547	72,090	72,090
Net proceeds from issuance of general partner units (see note 13)	116,746	1,528	—	—	1,528
Net income	—	1,980	—	39,825	41,805

Balance December 31, 2015	1,695,509	$4,169	83,079,710	$728,046	$732,215
Equity compensation expense	—	—	—	93	93
Proceeds from public offering and issuance of common units, net of offering costs (see note 13)	—	—	244,201	440	440
Net proceeds from issuance of general partner units (see note 13)	4,984	10			10
Net loss	—	(1,051)	—	(51,498)	(52,549)

Balance December 31, 2016	1,700,493	$3,128	83,323,911	$677,081	$680,209

See notes to consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1 – DESCRIPTION OF BUSINESS

Navios Maritime Partners L.P. (“Navios Partners” or the “Company”), is an international owner and operator of dry cargo and container vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands. Navios GP L.L.C. (the “General Partner”), a wholly owned subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), was also formed on that date to act as the general partner of Navios Partners and received a 2.0% general partner interest in Navios Partners.

Navios Partners is engaged in the seaborne transportation services of a wide range of dry cargo commodities including iron ore, coal, grain, fertilizer and also containers, chartering its vessels under medium to long-term charters. The operations of Navios Partners are managed by Navios ShipManagement Inc., a subsidiary of Navios Holdings (the “Manager”), from its offices in Piraeus, Greece, Singapore and Monaco.

Pursuant to the initial public offering (“IPO”) on November 16, 2007, Navios Partners entered into the following agreements:

(a) a management agreement with the Manager (the “Management Agreement”), pursuant to which the Manager provides Navios Partners commercial and technical management services;

(b) an administrative services agreement with the Manager (the “Administrative Services Agreement”), pursuant to which the Manager provides Navios Partners administrative services; and

(c) an omnibus agreement with Navios Holdings (the “Omnibus Agreement”), governing, among other things, when Navios Partners and Navios Holdings may compete against each other as well as rights of first offer on certain drybulk carriers.

As of December 31, 2016, there were outstanding: 83,323,911 common units and 1,700,493 general partnership units. As of December 31, 2016, Navios Holdings owned a 20.0% interest in Navios Partners, which included a 2.0% general partner interest.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(b)	Principles of consolidation: The accompanying consolidated financial statements include Navios Partners’ wholly owned subsidiaries incorporated under the laws of Marshall Islands, Malta, and Liberia from their dates of incorporation or, for chartered-in vessels, from the dates charter-in agreements were in effect. All significant inter-company balances and transactions have been eliminated in Navios Partners’ consolidated financial statements.

Navios Partners also consolidates entities that are determined to be variable interest entities as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

Subsidiaries: Subsidiaries are those entities in which Navios Partners has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies of each subsidiary.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The accompanying consolidated financial statements include the following entities, owned and chartered-in vessels:

		Country of incorporation	Statements of operations
Company name	Vessel name		2016	2015	2014
Libra Shipping Enterprises Corporation	Navios Libra II	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Alegria Shipping Corporation	Navios Alegria	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Felicity Shipping Corporation	Navios Felicity	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Gemini Shipping Corporation	Navios Gemini S	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Galaxy Shipping Corporation	Navios Galaxy I	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Aurora Shipping Enterprises Ltd.	Navios Hope	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Palermo Shipping S.A.	Navios Apollon	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Fantastiks Shipping Corporation	Navios Fantastiks	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Sagittarius Shipping Corporation	Navios Sagittarius	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Hyperion Enterprises Inc.	Navios Hyperion	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Chilali Corp.	Navios Aurora II	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Surf Maritime Co.	Navios Pollux	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Pandora Marine Inc.	Navios Melodia	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Customized Development S.A.	Navios Fulvia	Liberia	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Kohylia Shipmanagement S.A.	Navios Luz	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Orbiter Shipping Corp.	Navios Orbiter	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Floral Marine Ltd.	Navios Buena Ventura	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Golem Navigation Limited	Navios Soleil	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Kymata Shipping Co.	Navios Helios	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Joy Shipping Corporation	Navios Joy	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Micaela Shipping Corporation	Navios Harmony	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Pearl Shipping Corporation	Navios Sun	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/18 – 12/31
Velvet Shipping Corporation	Navios La Paix	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/07 – 12/31
Perigiali Navigation Limited (***)	Navios Beaufiks	Marshall Is.	12/30 – 12/31	—	—
Rubina Shipping Corporation	Hyundai Hongkong	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Topaz Shipping Corporation	Hyundai Singapore	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Beryl Shipping Corporation	Hyundai Tokyo	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Cheryl Shipping Corporation	Hyundai Shanghai	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Christal Shipping Corporation	Hyundai Busan	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Fairy Shipping Corporation	YM Utmost	Marshall Is.	1/01 – 12/31	1/01 – 12/31	8/29 – 12/31
Limestone Shipping Corporation	YM Unity	Marshall Is.	1/01 – 12/31	1/01 – 12/31	10/28 – 12/31
Dune Shipping Corp. (**)	MSC Cristina	Marshall Is.	1/01 – 12/31	4/22 – 12/31	—
Citrine Shipping Corporation	—	Marshall Is.	—	—	—
Chartered-in vessels
Prosperity Shipping Corporation	Navios Prosperity	Marshall Is.	—	1/01 – 03/05	1/01 – 12/31
Aldebaran Shipping Corporation	Navios Aldebaran	Marshall Is.	—	1/01 – 02/28	1/01 – 12/31
Other
JTC Shipping and Trading Ltd (*)	Holding Company	Malta	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Maritime Partners L.P.	N/A	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Maritime Operating LLC	N/A	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Partners Finance (US) Inc.	Co-Borrower	Delaware	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Partners Europe Finance Inc.	Sub-Holding Company	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31

(*)	Not a vessel-owning subsidiary and only holds right to charter-in contracts.
(**)	The vessel has been classified as held for sale and was sold on January 12, 2017 (see Note 23).
(***)	The vessel was acquired on December 30, 2016 (see Note 6).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(c)	Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Partners evaluates its investments with equity method, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(d)	Use of Estimates: The preparation of consolidated financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to future drydock dates, the selection of useful lives for tangible assets, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes, and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(e)	Cash and Cash equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

(f)	Restricted Cash: Restricted cash includes an amount of $2,228 held in retention and pledged accounts as required by Navios Partners’ credit facilities and an amount of $5,500 held as security in the form of a letter of guarantee relating to the chartering of a vessel. As of December 31, 2016 and 2015, the restricted cash was $7,728 and $7,789, respectively.

(g)	Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. The allowance for doubtful accounts as of December 31, 2016 and 2015 was $0.

(h)	Vessels, net: Vessels are stated at historical cost, which consists of the contract price and any material expenses incurred upon acquisition (improvements and delivery expenses). Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our drybulk vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $340 per LWT.

Management estimates the useful life of drybulk and container vessels to be 25 and 30 years, respectively, from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(i)	Vessel held for sale: Vessels are classified as “Vessel held for sale” when all of the following criteria are met: management has committed to a plan to sell the vessel; the vessel is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the vessel have been initiated; the sale of the vessel is probable and transfer of the vessel is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Vessels classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

(j)	Deferred Drydock and Special Survey costs: Navios Partners’ vessels are subject to regularly scheduled drydocking and special surveys which are generally carried out every 30 or 60 months, depending on the vessels’ ages to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The cost of drydocking and special surveys are deferred and amortized over the above periods or to the next drydocking or special survey date if such date has been determined.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard and expenses relating to spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For the years ended December 31, 2016, 2015 and 2014, the amortization expense was $6,381, $4,043 and $761, respectively.

In each of October 2013, August 2014, February 2015 and February 2016, Navios Partners amended its existing Management Agreement with the Manager, a subsidiary of Navios Holdings, to fix the fees for ship management services of its owned fleet at: (a) $4.10 daily rate per Ultra-Handymax vessel; (b) $4.20 daily rate per Panamax vessel; (c) $5.25 daily rate per Capesize vessel; (d) $6.70 daily rate per Container vessel of TEU 6,800; (e) $7.40 daily rate per Container vessel of more than TEU 8,000; and (f) $8.75 daily rate per very large Container vessel of more than TEU 13,000 through December 31, 2017. Drydocking expenses under this agreement are reimbursed by Navios Partners at cost at occurrence. Effective from August 31, 2016, Navios Partners could, upon request to Navios Holdings, partially or fully defer the reimbursement of dry docking and other extraordinary fees and expenses under the Management Agreement to a later date, but not later than January 5, 2018, and if reimbursed on a later date, such amounts would bear interest at a rate of 1% per annum over LIBOR.

(k)

Impairment of long lived assets: Vessels, other fixed assets and other long lived assets held and used by Navios Partners are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. In accordance with accounting for the “impairment or disposal of long-lived assets”, Navios Partners’

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment, are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each vessel and compared to the vessel carrying value of the vessel and related carrying value of the intangible with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are customarily bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel asset group.

During the fourth quarter of fiscal 2016, management concluded that events occurred and circumstances had changed, which indicated that potential impairment of Navios Partners’ long-lived assets may exist. These indicators included continued deterioration in the spot market, and the related impact of the current drybulk and container sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets was performed.

Navios Partners determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of deferred drydock and special survey costs related to the vessel and the carrying value of the related intangible assets, if applicable. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Navios Partners’ remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on a combination of one-year average historical time charter rates for the first year and 10-year average historical one-year time charter rates for the remaining period, adjusted for outliers) over the remaining economic life of each vessel, net of brokerage and address commissions and excluding days of scheduled off-hires, management fees fixed until December 2017 and thereafter assuming an increase of 3.0% every second year and utilization rate of 98.6% based on the fleet’s historical performance. The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels and the intangible assets existed as of December 31, 2016, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and an impairment charge would be recorded to operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn, vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose Navios Partners to material impairment charges in the future.

As of December 31, 2016, an impairment loss of $27,201 was recognized in connection with the committed sale of the MSC Cristina and the Navios Apollon as the carrying amount of each asset group was not recoverable and exceeded its fair less costs to sell (see note 6 and note 7). The impairment loss was included under “Vessel impairment losses” in the consolidated Statements of Operations. Impairment loss recognized amounted to $27,201, $0 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(l)	Investments in Debt Securities: The Company classifies its debt securities as held-to-maturity based on management’s positive intent and ability to hold to maturity. These securities are reported at amortized cost, subject to impairment. Management evaluates securities for other than temporary impairment on a quarterly basis. An investment is considered impaired if the fair value of the investment is less than its amortized cost. Consideration is given to: 1) if the Company intends to sell the security (that is, it has decided to sell the security); 2) it is more likely than not that the Company will be required to sell the security before the recovery of its (entire) amortized cost basis; or 3) a credit loss exists (that is, the Company does not expect to recover the entire amortized cost basis of the security (the present value of cash flows expected to be collected is less than the amortized cost basis of the security).

(m)	Deferred financing cost: Deferred financing costs include fees, commissions and legal expenses associated with obtaining credit facilities and presented as a deduction from the corresponding liability, consistent with debt discounts. These costs are amortized over the life of the related facility using the effective interest rate method, and are included in interest expense. Amortization expense and write-offs of deferred financing cost, including amortization of debt discount, for each of the years ended December 31, 2016, 2015 and 2014 were $4,003, $3,727 and $3,091, respectively.

(n)	Intangible assets and liabilities: Navios Partners’ intangible assets and liabilities consist of favorable lease terms and unfavorable lease terms. When intangible assets or liabilities associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires Navios Partners to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on Navios Partners’ financial position and results of operations.

The amortizable value of favorable and unfavorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statement of operations in the depreciation and amortization line item. The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset. Management, after considering various indicators, performed on impairment test which included intangible assets as described in paragraph (k) above. As of December 31, 2016, there was no impairment of intangible assets.

(o)	Foreign currency translation: Navios Partners’ functional and reporting currency is the U.S. Dollar. Navios Partners engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Partners’ wholly-owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statement of operations. The foreign currency gains/(losses) recognized in the accompanying consolidated statements of operations, in other income or expense, for each of the years ended December 31, 2016, 2015 and 2014 were $11, $19, and $13, respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(p)	Provisions: Navios Partners, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred as of the balance sheet date and the likelihood of loss is deemed to be probable at the date of the financial statements and the amount of the loss can be reasonably estimated. In accordance with the accounting for contingencies, if Navios Partners has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Partners will accrue the lower amount of the range. Navios Partners, through the management agreement, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Under the terms of these plans, participants may be required to pay additional premiums to fund operating deficits incurred by the clubs (“additional calls”). Obligations for additional calls are accrued annually based on announcements made by the board of Directors of each Club at the end of each policy year pertaining to collection of any additional calls for the ‘closed’ policy year/s.

(q)	Segment Reporting: Navios Partners reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers. Navios Partners does not use discrete financial information to evaluate operating results for each type of charter or vessel type. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Partners has determined that it operates under one reportable segment.

(r)	Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when services are rendered, under a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. Revenue is generated from time charter of vessels.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. Voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average minimum lease revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement. Profit sharing for the years ended December 31, 2016, 2015 and 2014 amounted to $(9,123), $(2,559) and $205, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by points awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. Revenue for vessels operating in pooling arrangements amounted to $3,949, $0 and $0, for the years ended December 31, 2016, 2015 and 2014, respectively.

The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material.

Time charter and voyage expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred.

Direct vessel expenses: Direct vessel expenses comprise the amortization related to drydock and special survey costs of certain vessels of Navios Partners’ fleet.

Management fees: Pursuant to the amended Management Agreement, in each of October 2013, August 2014, February 2015 and February 2016, the Manager, a wholly owned subsidiary of Navios Holdings, provides commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.10 daily rate per Ultra-Handymax vessel; (b) $4.20 daily rate per Panamax vessel; (c) $5.25 daily rate per Capesize vessel; (d) $6.70 daily rate per Container vessel of TEU 6,800; (e) $7.40 daily rate per Container vessel of TEU 8,000; and (f) $8.75 daily rate per very large Container vessel of more than TEU 13,000 through December 31, 2017. Drydocking expenses under this agreement are reimbursed by Navios Partners at cost at occurrence.

General and administrative expenses: Pursuant to the Administrative Services Agreement dated November 16, 2007, the Manager also provides administrative services to Navios Partners, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. Navios Partners extended the duration of its existing Administrative Services Agreement with the Manager pursuant to the same terms, until December 31, 2017.

Deferred revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned and the compensation received for the future reduction in the daily hire rates payable by HMM. These amounts are recognized as revenue over the voyage or charter period.

Prepaid voyage costs: Prepaid voyage costs relate to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the charter period.

Inventory: Inventories, which are comprised of bunkers due to freight voyages, are valued at cost as determined on the first-in, first-out basis.

(s)	Financial Instruments: Financial instruments carried on the balance sheet include cash and cash equivalents, restricted cash, accounts receivables and accounts payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Financial risk management: Navios Partners’ activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Partners closely monitors its exposure to customers and counter-parties for credit risk. Navios Partners has entered into the management agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Partners. When negotiating on behalf of Navios Partners’ various vessel employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history.

Financial instruments that potentially subject Navios Partners to concentrations of credit risk are accounts receivable and cash and cash equivalents. Navios Partners does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

For the year ended December 31, 2016, our most significant counterparties representing 10% or more of total revenues were Hyundai Merchant Marine Co., Ltd., Yang Ming Marine Transport Corporation and Mediterranean Shipping Co. S.A. which accounted for approximately 29.6%, 13.0% and 11.6%, respectively, of total revenues. For the year ended December 31, 2015, Navios Partners’ customers representing 10% or more of total revenues were Hyundai Merchant Marine Co., Ltd., Navios Corporation and Yang Ming Marine Transport Corporation, which accounted for 24.0%, 17.4% and 11.4%, respectively, of total revenues. For the year ended December 31, 2014, Navios Partners’ customers representing 10% or more of total revenues were Hyundai Merchant Marine Co., Ltd and Navios Corporation, which accounted for 24.4% and 11.0%, respectively, of total revenues. No other customers accounted for 10% or more of total revenues for any of the years presented.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of income.

(t)	Cash Distribution: As per the Partnership Agreement, within 45 days following the end of each quarter, to the extent and as may be declared by the Board, an amount equal to 100% of Available Cash with respect to such quarter shall be distributed to the partners as of the record date selected by the Board of Directors.

Available Cash: Generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by the board of directors to:

•	provide for the proper conduct of the business (including reserve for Maintenance and Replacement Capital Expenditures)

•	comply with applicable law, any of Navios Partners’ debt instruments, or other agreements; or

•	provide funds for distributions to the unitholders and to the general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of Available Cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under any revolving credit or similar agreement used solely for working capital purposes or to pay distributions to partners.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Available Cash is a quantitative measure used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Available Cash is not required by US GAAP and should not be considered as an alternative to net income or any other indicator of Navios Partners’ performance required by US GAAP.

Maintenance and Replacement Capital Expenditures: Maintenance and Replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by Navios Partners’ capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by the capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures. As of December 31, 2016, 2015 and 2014, Maintenance and Replacement capital expenditures reserve approved by the Board of Directors was $11,899, $13,811 and $24,047, respectively.

(u)	Equity compensation expense: In December 2016, Navios Partners granted restricted common units for its directors which are based on service conditions only and vest over three years. The fair value of restricted units is determined by reference to the quoted stock price on the date of grant. Compensation expense, net of estimated forfeitures, is recognized based on a graded expense model over the vesting period. Compensation expense for the awards that vest upon achievement of the performance criteria is recognized when it is probable that the performance criteria will be met and are being accounted for as equity. The effect of compensation expense arising from the restricted units described above amounted to $93 as of December 31, 2016 and it is reflected in general and administrative expenses on the statements of operations. There were no restricted common units exercised, forfeited or expired during the year ended December 31, 2016. As of December 31, 2016, there is no compensating cost relating to service conditions of non-vested stock options which is not yet recognized.

Recent Accounting Pronouncements

In January 2017, FASB issued Accounting Standard Update No. 2017-01, “Business Combinations” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. The amendments of this ASU should be applied prospectively on or after the effective date. Early adoption is permitted, including adoption in an interim period 1) for transactions for which the acquisition date occurs before the issuance date or effective date of the ASU, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and 2) for transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued Accounting Standard Update No. 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323).” The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

SEC guidance that specifically relates to our Consolidate Financial Statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this new accounting guidance did not have a material effect on the Company’s Consolidated Financial Statements.

In November 2016, FASB issued Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This update addresses the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In August 2016, FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In March 2016, FASB issued Accounting Standards Update No. 2016-09, “Compensation – Stock Compensation (Topic 718)”, which simplifies several aspects of accounting for share-based compensation including the tax consequences, classification of awards as equity or liabilities, forfeitures and classification on the statement of cash flows. This update is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early application is permitted. The adoption of this new accounting guidance did not have a material effect on the Company’s Consolidated Financial Statements.

In February 2016, FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases – capital (or finance) leases and operating leases. According to the new Accounting Standard, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. ASU 2016 – 02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In January 2016, FASB issued Accounting Standards Update No. 2016-01, “Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this update require an entity (i) to measure equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income; (ii) to perform a qualitative assessment to identify impairment in equity investments without readily determinable fair values; (iii) to present separately in other comprehensive income the fair value of a liability resulting from a change in the instrument-specific credit risk; and (iv) to present separately financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet. The amendments also eliminate the requirement, for

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

public business entities, to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In August 2014, FASB issued Accounting Standards Update No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”. This standard requires management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. Before this new standard, no accounting guidance existed for management on when and how to assess or disclose going concern uncertainties. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The adoption of the new standard is not expected to have a material impact on Navios Partners’ results of operations, financial position or cash flows.

In May 2014, FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers”, clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016. In August 2015, FASB issued Accounting Standard Update No. 2015-14 which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The Company is currently assessing the impact that adopting this new accounting guidance will have its consolidated financial statements.

NOTE 3 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31, 2016	December 31, 2015
Cash on hand and at banks	$17,360	$26,332
Short-term deposits and highly liquid funds	—	418

Total cash and cash equivalents	$17,360	$26,750

Short-term deposits and highly liquid funds relate to amounts held in banks for general financing purposes. As of December 31, 2016, Navios Partners did not hold money market funds with duration of less than three months. As of December 31, 2015, Navios Partners held money market funds of $418 with duration of less than three months.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. Navios Partners does maintain cash deposits and equivalents in excess of government-provided insurance limits. Navios Partners also reduces exposure to credit risk by dealing with a diversified group of major financial institutions.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Restricted cash, at December 31, 2016, included $2,228, which related to amounts held in retention accounts as required by certain of Navios Partners’ credit facilities and an amount of $5,500 held as security in the form of a letter of guarantee, relating to the chartering of a vessel. Restricted cash, at December 31, 2015 included $7,789, which related to amounts held in retention accounts as required by certain of Navios Partners’ credit facilities.

NOTE 4 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2016	December 31, 2015
Accounts receivable	$10,022	$3,999
Less: Provision for doubtful receivables	—	—

Accounts receivable, net	$10,022	$3,999

Charges to provisions for doubtful accounts are summarized as follows:

Allowance for doubtful receivables	Balance at beginning of period	Charges to costs and expenses	Amount utilized	Balance at end of period
Year ended December 31, 2016	$—	$—	$—	$—
Year ended December 31, 2015	$(49)	$—	$49	$—
Year ended December 31, 2014	$(613)	$—	$564	$(49)

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31, 2016	December 31, 2015
Prepaid voyage costs	$27	$137
Inventory	220	1,160
Other	1,353	—

Total prepaid expenses and other current assets	$1,600	$1,297

Inventories, which are comprised of bunkers due to freight voyages, are valued at cost as determined on the first-in, first-out basis. As of December 31, 2016, the amount of $1,353 represents the advances for working capital purposes for certain charter contracts.

NOTE 6 – VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance December 31, 2014	$1,358,348	$(218,922)	$1,139,426
Additions	147,840	(57,217)	90,623

Balance December 31, 2015	$1,506,188	$(276,139)	$1,230,049
Additions	15,341	(55,983)	(40,642)
Vessel impairment losses	(42,231)	15,030	(27,201)
Transfer to vessel held for sale (see Note 7)	(125,000)	—	(125,000)

Balance December 31, 2016	$1,354,298	$(317,092)	$1,037,206

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

To date, for each of the vessels purchased from Navios Holdings, the vessel acquisition was effected through the acquisition of all of the capital stock of the vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels, including the vessel and a charter-out contract. Management accounted for each acquisition as an asset acquisition. At the transaction date, the purchase price approximated the fair value of the assets acquired, which was determined based on a combination of methodologies including discounted cash flow analyses and independent valuation analyses. The consideration paid, for each of these transactions, was allocated between the intangible assets (favorable lease term) and the vessel value.

Acquisition of vessels

2016

On December 30, 2016, Navios Partners acquired from an unrelated third party the Navios Beaufiks, a 2004-Japanese-built Capesize vessel of 180,310 dwt, for an acquisition cost of $15,341.

2015

On April 22, 2015, Navios Partners acquired from an unrelated third party the MSC Cristina, a 2011 South Korean-built Container vessel of 13,100 TEU, for an acquisition cost of $147,840, of which $14,802 relates to vessel deposits paid and transferred during the year.

2014

On October 28, 2014, Navios Partners acquired from an unrelated third party the YM Unity, a 2006-built Container vessel of 8,204 TEU, for an acquisition cost of $59,095.

On August 29, 2014, Navios Partners acquired from an unrelated third party the YM Utmost, a 2006-built Container vessel of 8,204 TEU, for an acquisition cost of $59,092.

On January 18, 2014, Navios Partners acquired from an unrelated third party the Navios Sun, a 2005-built Panamax vessel of 76,619 dwt, for an acquisition cost of $16,176, of which $1,583 was transferred from vessel deposits.

On January 7, 2014, Navios Partners acquired from an unrelated third party the Navios La Paix, a 2014-built Ultra-Handymax vessel of 61,485 dwt, for an acquisition cost of $28,478, of which $5,688 was transferred from vessel deposits.

Vessel impairment losses

On January 9, 2017, Navios Partners entered into a Memorandum of Agreement with an unrelated third party for the disposal of the Navios Apollon for a net sale price of $4,750. The vessel is subject to an existing time charter with an unrelated charterer and was not immediately available for sale and therefore, did not qualify as an asset held for sale as of December 31, 2016. As of December 31, 2016, the Company had a current expectation that the vessel would be sold before the end of its previously estimated useful life, and as a result performed an impairment test of the specific asset group. An impairment loss of $10,008 has been recognized under the line item “Vessel impairment losses” in the Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE  7  – VESSEL HELD FOR SALE

During June 2016, Navios Partners entered into a Memorandum of Agreement with an unrelated third party, for the disposal of the MSC Cristina. The vessel was subject to an existing time charter and management had committed to a plan to sell the vessel to the current charterer prior to June 2017.

As of December 31, 2016, the vessel has been classified as held for sale as the relevant criteria for the classification were met and, therefore, it is presented in the consolidated balance sheets at its fair value less cost to sell totaling $125,000. An impairment loss of $17,193 for the vessel held for sale, is included under “Vessel impairment losses” in the consolidated Statements of Operations. The vessel was sold in January 2017 and proceeds from the sale of the vessel were used to fully repay the outstanding amount of the April 2015 credit facility and the June 2016 credit facility (see Note 23).

NOTE  8  – INTANGIBLE ASSETS

Intangible assets as of December 31, 2016 and 2015 consisted of the following:

	Cost	Accumulated Amortization	Net Book Value
Favorable lease terms December 31, 2014	$158,987	$(84,932)	$74,055
Additions	—	(18,716)	(18,716)
Write-off	(31,199)	31,199	—

Favorable lease terms December 31, 2015	$127,788	$(72,449)	$55,339
Additions	—	(15,861)	(15,861)
Accelerated amortization	(44,072)	23,546	(20,526)

Favorable lease terms December 31, 2016	$83,716	$(64,764)	$18,952

Amortization expense of favorable lease terms for the years ended December 31, 2016, 2015 and 2014 is presented in the following table:

	Year Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Favorable lease terms	$(15,861)	$(18,716)	$(23,287)
Acceleration of favorable lease terms	(20,526)	—	(22,063)

Total	$(36,387)	$(18,716)	$(45,350)

The aggregate amortization of the intangibles as of December 31 is estimated to be as follows:

Year	Amount
2017	$10,871
2018	3,748
2019	1,166
2020	1,166
2021	1,166
2022 and thereafter	835

$18,952

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of December 31, 2016, Navios Partners accelerated $20,526 of amortization of the Navios Luz and the Navios Buena Ventura favorable lease intangibles due to a change in their useful life following the termination of the Charter Party and early re-delivery of the vessels from Hanjin Shipping Co. on September 13, 2016.

As of December 31, 2015, acquisition cost and accumulated amortization, each amounting to $31,199, was written-off as the intangible asset associated with the favorable lease that was fully amortized for the Navios Fulvia.

During the year ended December 31, 2014, Navios Partners’ accelerated $22,010 of amortization of the Navios Pollux favorable lease intangible due to a change in its useful life following the termination of the credit default insurance policy (Refer to Note 22 “Other Income” for further details). The additional amount of $53 of accelerated amortization incurred through December 31, 2014, related to the expiration of the intangible assets associated with two vessels of our fleet.

Intangible assets subject to amortization are amortized using straight line method over their estimated useful lives to their estimated residual value of zero. The weighted average remaining useful lives are 10.0 years for favorable lease terms charter out.

NOTE 9 – ACCOUNTS PAYABLE

Accounts payable as of December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Creditors	$766	$329
Brokers	1,796	2,112
Insurances	35	149
Professional and legal fees	679	116

Total accounts payable	$3,276	$2,706

NOTE 10 – ACCRUED EXPENSES

Accrued expenses as of December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Accrued voyage expenses	$1,526	$1,411
Accrued loan interest	700	864
Accrued legal and professional fees	2,219	241

Total accrued expenses	$4,445	$2,516

Included in accrued legal and professional fees is the amount of $1,650 that was authorized and approved by the compensation committee of Navios Partners in December 2016 and for which all service conditions have been met as of December 31, 2016. The compensation committee of Navios Partners also authorized and approved an additional $1,650 payment to the directors and/or officers of the Company subject to fulfillment of certain service conditions in 2017. The total amount of $ 1,650, $0 and $0 has been recorded in general and administrative expenses in the consolidated Statements of Operations for the year ended December 31, 2016, 2015 and 2014 respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 11 – BORROWINGS

Borrowings as of December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Term Loan B facility	$386,292	$411,292
Credit facilities	141,805	194,569

Total borrowings	$528,097	$605,861
Less: Long-term unamortized discount	(1,471)	(2,464)
Less: Current portion of long-term debt, net	(74,031)	(23,336)
Less: Deferred financing costs, net	(2,850)	(5,319)

Long-term debt, net	$449,745	$574,742

As December 31, 2016, the total borrowings, net under the Navios Partners’ credit facilities were $523,776.

Term Loan B Credit Facility: In June 2013, Navios Partners completed the issuance of the $250,000 Term Loan B facility. The Term Loan B facility bears an interest rate of LIBOR plus 425 basis points (“bps”) and has a five-year term with 1.0% amortization profile and was issued at 98.0%.

On October 31, 2013 and November 1, 2013, Navios Partners completed the issuance of a $189,500 add-on to its existing Term Loan B facility. The add-on to the Term Loan B facility bears the same terms as Term Loan B facility. Navios Partners used the net proceeds to partially finance the acquisition of five Container vessels.

During 2015 and 2016, Navios Partners prepaid $21,000 and $25,000, respectively, of the Term Loan B facility. These prepayments were fully applied to the balloon payment. Following the prepayment of March 2015 and May 2016, an amount of $256 and $187, respectively, was written-off from the deferred finance fees.

The Term Loan B facility is secured by first priority mortgages covering certain vessels owned by subsidiaries of Navios Partners, in addition to other collateral, and is guaranteed by each subsidiary of Navios Partners. On March 31, 2016, YM Unity was added as collateral to the Term Loan B facility. On November 14, 2016, six dry cargo vessels were added as collateral to the Term Loan B facility and a Capesize vessel has been added upon delivery in December 2016 in exchange for $13,500, held in the escrow account. Upon delivery of Navios Beaufiks, the amount of $13,500 was released and the vessel was added as collateral to the Term Loan B facility.

The Term Loan B Agreement requires maintenance of a loan to value ratio of 0.8 to 1.0, and other restrictive covenants customary for facilities of this type (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B Agreement also provides for customary events of default, prepayment and cure provisions.

As of December 31, 2016, the outstanding balance of the Term Loan B facility including the add-on was $384,821, net of discount of $1,471, and it is repayable with a final payment of $386,292, in June 2018.

ABN AMRO Credit Facilities: On September 22, 2014, Navios Partners entered into a credit facility with ABN AMRO Bank N.V. (the “September 2014 Credit Facility”) of up to $56,000 (divided into two tranches) in order to finance a portion of the purchase price payable in connection with the acquisition of the YM Utmost and the YM Unity. The September 2014 Credit Facility bears interest at LIBOR plus 300 bps per annum. During 2015, Navios Partners prepaid $21,312. Following this prepayment, an amount of $314 was written-off from the deferred finance fees.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On March 31, 2016, the YM Unity was released and discharged from its obligations and liabilities under the September 2014 Credit Facility. On April 1, 2016, Navios Partners fully repaid the outstanding balance of $28,357 of the facility with ABN AMRO Bank N.V. Following this repayment, an amount of $340 was written-off from the deferred finance fees. As of December 31, 2016, there was no outstanding amount under this facility.

On June 23, 2016, Navios Partners entered into a new credit facility with ABN AMRO Bank N.V. (the “June 2016 Credit Facility”) of up to $30,000 to be used for the general corporate purposes of the Borrower. The June 2016 Credit Facility bore interest at LIBOR plus 400 bps per annum. The final maturity date was January 30, 2017. As of December 31, 2016 the outstanding balance of the facility was $29,000. On January 12, 2017, Navios Partners fully repaid the June 2016 Credit Facility.

Commerzbank/DVB Credit Facility: On March 27, 2015, Navios Partners prepaid $2,346 of the July 2012 Credit facility and the prepayment was applied to 2015 installments. On January 8, 2016, Navios Partners prepaid the 2016 installments in the amount of $16,235 of the July 2012 Credit facility. On November 10, 2016, Navios Partners prepaid $28,052 in cash for the settlement of a nominal amount of $30,192 of the July 2012 Credit facility achieving a $2,140 gain on debt repayment. The prepayments of 2016 of this facility were accounted for as debt modification in accordance with ASC470 Debt. Following these prepayments, an amount of $161 was written-off from the deferred finance fees. As of December 31, 2016, the outstanding balance of the July 2012 Credit facility was $41,855, and it was repayable in one quarterly installment of $1,600 and four quarterly installments of $2,100, with a final balloon payment of $31,855 on the last repayment date. The final maturity date is November 30, 2017.

HSH Credit Facility: On April 16, 2015, Navios Partners, through certain of its wholly-owned subsidiaries, entered into a term loan facility agreement of up to $164,000 (divided into two tranches) with HSH Nordbank AG (the “April 2015 Credit Facility”), in order to finance a portion of the purchase price payable in connection with the acquisition of the MSC Cristina and one more super-post-panamax 13,100 TEU container vessel. On September 30, 2015, the second tranche of April 2015 Credit Facility of $83,000 was cancelled. As of December 31, 2016, the outstanding balance of the April 2015 Credit Facility was $70,950 and was repayable in 22 equal consecutive quarterly installments of $1,478, with a final balloon payment of $38,431 on the last repayment date. The final maturity date was April 20, 2022. The April 2015 Credit Facility bore interest at LIBOR plus 275 bps per annum. On January 12, 2017, Navios Partners fully repaid the April 2015 Credit Facility.

The Navios Holdings Credit Facility: In May 2015, Navios Partners entered into a term loan facility with Navios Holdings of up to $60,000 (the “Navios Holdings Credit Facility”). The Navios Holdings Credit Facility has a margin of LIBOR plus 300 bps. The final maturity date was January 2, 2017. In April 2016, the Company drew $21,000 from the Navios Holdings Credit Facility, which was fully repaid during April 2016. Following this prepayment, an amount of $600 was written off from the deferred finance fees. As of December 31, 2016, there was no outstanding amount under this facility.

Amounts drawn under the July 2012 Credit Facility are secured by first preferred mortgages on certain Navios Partners’ vessels and other collateral and are guaranteed by the respective vessel-owning subsidiary. Amounts drawn under the September 2014 Credit Facility, the April 2015 Credit Facility and the June 2016 Credit Facility are secured by first preferred mortgages on certain Navios Partners’ vessels and other collateral and are guaranteed by Navios Partners. The July 2012 Credit Facility, the September 2014 Credit Facility, the April 2015 Credit Facility and the June 2016 Credit Facility contain a number of restrictive covenants that prohibit or limit Navios Partners from, among other things: incurring or guaranteeing indebtedness; entering into affiliate

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

transactions; charging, pledging or encumbering the vessels; changing the flag, class, management or ownership of Navios Partners’ vessels; changing the commercial and technical management of Navios Partners’ vessels; selling or changing the beneficial ownership or control of Navios Partners’ vessels; not maintaining Navios Holdings’ (or its affiliates) ownership in Navios Partners of at least 15.0%; and subordinating the obligations under the credit facilities to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement.

The July 2012 Credit Facility, the September 2014 Credit Facility, the April 2015 Credit Facility and the June 2016 Credit Facility also require compliance with a number of financial covenants, including: (i) maintain a required security amount ranging over 105% to 140%; (ii) minimum free consolidated liquidity of $15,000 as at December 31, 2016 and at least the higher of $20,000 and the aggregate of interest and principal falling due during the previous six months all the other times; (iii) maintain a ratio of EBITDA to interest expense of at least 2.00:1.00; (iv) maintain a ratio of total liabilities to total assets (as defined in our credit facilities) ranging of less than 0.75 or 0.80:1.00; and (v) maintain a minimum net worth to $135,000 for the periods prior to any distributions by the Company. It is an event of default under the credit facilities if such covenants are not complied with in accordance with the terms and subject to the prepayment or cure provision of each facility.

As of December 31, 2016, Navios Partners was in compliance with the financial covenants and/or the prepayment and/or the cure provisions as applicable in each of its credit facilities.

The maturity table below reflects the gross principal payments due under its credit facilities for the 12-month periods ended December 31:

Year	Amount
2017	$76,767
2018	392,204
2019	5,913
2020	5,913
2021	5,913
2022 and thereafter	41,387

$528,097

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value amounts of many of Navios Partners’ financial instruments, including cash and cash equivalents, restricted cash, accounts receivable and accounts payable and amounts due to related parties approximate their fair value due primarily to the short-term maturity of the related instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits and money market funds approximate their fair value because of the short maturity of these investments.

Other long-term debt, net: The book value has been adjusted to reflect the net presentation of deferred financing costs. The outstanding balance of floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance costs.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Term Loan B facility: The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities, as well as taking into account our creditworthiness. The book value has been adjusted to reflect the net presentation of deferred finance costs.

Due to related parties, short-term: The carrying amount of due to related parties, short-term reported in the balance sheet approximates its fair value due to the short-term nature of these payables.

Due to related parties, long-term: The carrying amount of due to related parties, long-term reported in the balance sheet approximates its fair value due to the long-term nature of these payables.

Due from related parties: The carrying amount of due from related parties reported in the balance sheet approximates its fair value.

The estimated fair values of the Navios Partners’ financial instruments are as follows:

	December 31, 2016		December 31, 2015
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$17,360	$17,360	$26,750	$26,750
Restricted cash	$7,728	$7,728	$7,789	$7,789
Loans receivable from affiliates	$2,422	$2,422	$1,521	$1,521
Amounts due to related parties, short-term	$—	$—	$(8,680)	$(8,680)
Amounts due to related parties, long-term	$11,105	$11,105	$—	$—
Amounts due from related parties	$19,639	$19,639	$—	$—
Term Loan B facility, net	$(382,653)	$(360,700)	$(404,977)	$(406,410)
Other long-term debt, net	$(141,124)	$(141,805)	$(193,102)	$(194,569)
Notes receivable	$6,112	$6,112	$—	$—

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2016 and December 31, 2015.

	Fair Value Measurements at December 31, 2016
	Total	Level I	Level II	Level III
Cash and cash equivalents	$17,360	$17,360	$—	$—
Restricted cash	$7,728	$7,728	$—	$—
Loans receivable from affiliates	$2,422	$—	$2,422	$—
Amounts due to related parties, long-term	$11,105	$11,105	$—	$—
Term Loan B facility, net(1)	$(360,700)	$—	$(360,700)	$—
Other long-term debt, net(1)	$(141,805)	$—	$(141,805)	$—
Notes receivable(2)	$6,112	$—	$6,112	$—

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The estimated fair value of our financial instruments that are measured at fair value on a non-recurring basis, categorized based upon the fair value hierarchy, are as follows:

	Fair Value Measurements at December 31, 2016
	Total	Level I	Level II	Level III
Vessel held for sale	$125,000	$—	$125,000	$—
Vessels, net (for Navios Apollon)	$4,750	$—	$4,750	$—

	Fair Value Measurements at December 31, 2015
	Total	Level I	Level II	Level III
Cash and cash equivalents	$26,750	$26,750	$—	$—
Restricted cash	$7,789	$7,789	$—	$—
Loans receivable from affiliates	$1,521	$—	$1,521	$—
Term Loan B facility, net(1)	$(406,410)	$—	$(406,410)	$—
Other long-term debt, net(1)	$(194,569)	$—	$(194,569)	$—

(1)	The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account our creditworthiness.
(2)	The fair value is estimated based on currently available information on the Company’s counterparty with similar contract terms, interest rate and remaining maturities.

NOTE 13 – ISSUANCE OF UNITS

On November 18, 2016, Navios Partners entered into a Continuous Offering Program Sales Agreement, pursuant to which Navios Partners may issue and sell from time to time through its agent common units representing limited partner interests having an aggregate offering price of up to $25,000. During the year ended December 31, 2016, Navios Partners issued 244,201 common units and received net proceeds of $440. Pursuant to the issuance of the common units, Navios Partners issued 4,984 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $10.

On February 11, 2015, Navios Partners completed its public offering of 4,000,000 common units at $13.09 per unit and raised gross proceeds of approximately $52,360 to fund its fleet expansion. The net proceeds of this offering, including the underwriting discount and excluding offering costs of $216 were approximately $50,120. Pursuant to this offering, Navios Partners issued 81,633 general partnership units to its general partner. The net proceeds from the issuance of the general partnership units were $1,069. On the same date, Navios Partners completed the exercise of the option previously granted to the underwriters in connection with the offering and issued 600,000 additional common units at the public offering price less the underwriting discount. As a result of the exercise of the option, Navios Partners raised additional gross proceeds of $7,854 and net proceeds, including the underwriting discount, of approximately $7,518 and issued 12,245 additional general partnership units to its general partner. The net proceeds from the issuance of the general partnership units were $160. In addition, Navios Partners completed a private placement of 1,120,547 common units and 22,868 general partner units at $13.09 per unit to Navios Holdings, raising additional gross proceeds of $14,967.

Navios Holdings currently owns a 19.4% interest in Navios Partners, which includes the 2.0% interest through Navios Partners’ general partner which Navios Holdings owns and controls.

On February 14, 2014, Navios Partners completed its public offering of 5,500,000 common units at $17.30 per unit and raised gross proceeds of approximately $95,150 to fund its fleet expansion. The net proceeds of this

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

offering, including the underwriting discount and excluding offering costs of $306 were approximately $91,135. Pursuant to this offering, Navios Partners issued 112,245 general partnership units to its general partner. The net proceeds from the issuance of the general partnership units were $1,942. On February 18, 2014, Navios Partners completed the exercise of the option previously granted to the underwriters in connection with the offering and issued 825,000 additional common units at the public offering price less the underwriting discount. As a result of the exercise of the option, Navios Partners raised additional gross proceeds of $14,273 and net proceeds, including the underwriting discount, of approximately $13,670 and issued 16,837 additional general partnership units to its general partner. The net proceeds from the issuance of the general partnership units were $291.

NOTE 14 – SEGMENT INFORMATION

Navios Partners reports financial information and evaluates its operations by charter revenues. Navios Partners does not use discrete financial information to evaluate operating results for each type of charter or by sector. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Partners has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Partners’ reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Drybulk and container vessels operate worldwide. Revenues from specific geographic region which contribute over 10% of total revenue are disclosed separately.

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Asia	$112,019	$133,542	$125,572
Europe	54,006	70,121	64,858
North America	13,364	10,557	19,943
Australia	11,135	9,456	16,983

Total	$190,524	$223,676	$227,356

NOTE 15 – INCOME TAXES

Marshall Islands, Malta and Liberia do not impose a tax on international shipping income. Under the laws of Marshall Islands, Malta and Liberia, the countries of the vessel-owning subsidiaries’ incorporation and vessels’ registration, the vessel-owning subsidiaries are subject to registration and tonnage taxes which have been included in vessel operating expenses in the accompanying consolidated statements of operations.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessel’s tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Pursuant to Section 883 of the Internal Revenue Code of the United States, U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. corporations. All the vessel-owning subsidiaries satisfy these initial criteria.

In addition, these companies must meet an ownership test. The management of Navios Partners believes that this ownership test was satisfied prior to the IPO by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company. Although not free from doubt, management also believes that the ownership test will be satisfied based on the trading volume and ownership of Navios Partners’ units, but no assurance can be given that this will remain so in the future.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Navios Partners is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where Navios Partners believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date the financial statements were prepared. Management believes the ultimate disposition of these matters will be immaterial individually and in the aggregate to Navios Partners’ financial position, results of operations or liquidity.

In January 2011, Korea Line Corporation (“KLC”) which is the charterer of the Navios Melodia filed for receivership. The charter contract was affirmed and was performed by KLC on its original terms, following an interim suspension period until April 2016 during which Navios Partners traded the vessel directly. On April 1, 2016, the vessel was delivered to KLC and the charter contract was resumed.

NOTE 17 – LEASES

The future minimum contractual lease income (charter-out rates are presented net of commissions and assume no off-hires days) as of December 31, 2016, is as follows:

Amount
2017	$112,434
2018	82,445
2019	54,688
2020	65,862
2021	65,682
2022 and thereafter	306,965

$688,076

NOTE 18 – TRANSACTIONS WITH RELATED PARTIES AND AFFILIATES

The Navios Holdings Credit facility: In May 2015, Navios Partners entered into the Navios Holdings Credit Facility of up to $60,000. The Navios Holdings Credit Facility has a margin of LIBOR plus 300 bps. The final maturity date was January 2, 2017. As of December 31, 2016, there was no outstanding amount under this facility (See Note 11).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Management fees: Pursuant to the amended Management Agreement, in each of October 2013, August 2014 and February 2015, the Manager, a wholly owned subsidiary of Navios Holdings, provides commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.0 daily rate per Ultra-Handymax vessel; (b) $4.10 daily rate per Panamax vessel; (c) $5.10 daily rate per Capesize vessel; (d) $6.50 daily rate per Container vessel of TEU 6,800; (e) $7.20 daily rate per Container vessel of more than TEU 8,000; and (f) $8.50 daily rate per very large Container vessel of more than TEU 13,000 through December 31, 2015. In February 2016, Navios Partners further amended its existing Management Agreement with the Manager to fix the fees for ship management services of its owned fleet at: (a) $4.10 daily rate per Ultra-Handymax vessel; (b) $4.20 daily rate per Panamax vessel; (c) $5.25 daily rate per Capesize vessel; (d) $6.70 daily rate per Container vessel of TEU 6,800; (e) $7.40 daily rate per Container vessel of more than TEU 8,000; and (f) $8.75 daily rate per very large Container vessel of more than TEU 13,000 through December 31, 2017. Drydocking expenses under this agreement are reimbursed by Navios Partners at cost at occurrence. Effective August 31, 2016, Navios Partners could, upon request to Navios Holdings, partially or fully defer the reimbursement of dry docking and other extraordinary fees and expenses under the Management Agreement to a later date, but not later than January 5, 2018, and if reimbursed on a later date, such amounts would bear interest at a rate of 1% per annum over LIBOR.

Total management fees for the year ended December 31, 2016, 2015 and 2014 amounted to $59,209, $56,504 and $50,359, respectively.

General and administrative expenses: Pursuant to the Administrative Services Agreement, the Manager also provides administrative services to Navios Partners, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. Navios Partners extended the duration of its existing Administrative Services Agreement with the Manager, until December 31, 2017.

Total general and administrative expenses charged by Navios Holdings for the year ended December 31, 2016, 2015 and 2014 amounted to $7,751, $6,205 and $6,089, respectively.

Balance due from related parties (excluding Navios Europe I and Navios Europe II): Balance due from related parties as of December 31, 2016 was $19,040 and included the short-term due from Navios Holdings. The balance mainly consisted of management fees and other receivables. Amounts due from related parties as of December 31, 2015 was $0.

Balance due to related parties: Included in the non-current liabilities as of December 31, 2016 was an amount of $11,105, which represented the non-current amount payable to Navios Holdings and its subsidiaries. The balance mainly consisted of payables for drydock and special survey expenses. Amounts due to related parties included in the current liabilities as of December 31, 2015 was $8,680 mainly consisting of payables for drydock and special survey expenses, management fees outstanding and other receivables.

Vessel Chartering: In May 2012 and 2013, Navios Partners entered into two charters with a subsidiary of Navios Holdings for the Navios Aldebaran and the Navios Prosperity. On February 11, 2015, Navios Partners and Navios Holdings entered into a novation agreement whereby the rights to the time charter contract of the Navios Aldebaran and the Navios Prosperity were transferred to Navios Holdings on February 28 and March 5, 2015, respectively.

In 2012 and 2013, Navios Partners entered into various charters with a subsidiary of Navios Holdings for the Navios Apollon, Navios Libra, Navios Felicity and Navios Hope. In April 2015, these charters were further

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

extended for approximately one year at a net daily rate of $12.5, $12.0, $12.0 and $10.0, respectively, plus 50/50 profit sharing based on actual earnings at the end of the period. The vessels were redelivered as of April 2016.

In 2015, Navios Partners entered into various charters with a subsidiary of Navios Holdings for the Navios Gemini, Navios Hyperion, Navios Soleil, Navios Harmony, Navios Orbiter, Navios Fantastiks, Navios Alegria, Navios Pollux and Navios Sun. The terms of these charters were approximately nine to twelve months, at a net daily rate of $7.6, $12.0, $12.0, $12.0, $12.0, $12.5, $12.0, $11.4 and $12.0, respectively plus 50/50 profit sharing based on actual earnings at the end of the period. The vessels were redelivered as of April 2016.

In November 2016, Navios Partners entered into a charter with a subsidiary of Navios Holdings for the Navios Fulvia, a 2010-built Capesize vessel. The term of this charter is approximately three months that commenced in November 2016, at a net daily rate of $11.5.

Total revenue of Navios Partners from the subsidiaries of Navios Holdings for the year ended December 31, 2016, 2015 and 2014 amounted to $1,939, $38,809 and $27,444, respectively.

Share Purchase Agreements: On February 4, 2015, Navios Partners entered into a share purchase agreement with Navios Holdings pursuant to which Navios Holdings made an investment in Navios Partners by purchasing common units, and general partnership interests (See Note 13—Issuance of Units).

Registration Rights Agreement: On February 4, 2015, in connection with the share purchase agreement as discussed above, Navios Partners entered into a registration rights agreement with Navios Holdings pursuant to which Navios Partners provided Navios Holdings with certain rights relating to the registration of the common units.

Balance due from Navios Europe I: Navios Holdings, Navios Maritime Acquisition Corporation (“Navios Acquisition”) and Navios Partners have made available to Navios Europe Inc. (“Navios Europe I”) (in each case, in proportion to their ownership interests in Navios Europe I) revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). See Note 20 for the Investment in Navios Europe I and respective ownership interests. The Navios Revolving Loans I earn a 12.7% preferred distribution and are repaid from Free Cash Flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates.

As of December 31, 2016, Navios Partners’ portion of the outstanding amount relating to portion of the investment in Navios Europe I (5.0% of the $10,000) was $500, under the caption “Investment in affiliates” and the outstanding amount relating to the Navios Revolving Loans I capital was $750 (December 31, 2015: $750), under the caption “Loans receivable from affiliates”. The accrued interest income earned under the Navios Revolving Loans I was $310 under the caption “Balance due from related parties” and the accrued interest income earned under the Navios Term Loans I was $235 under the caption “Loans receivable from affiliates”. As of December 31, 2016 and December 31, 2015, the amounts undrawn from the Navios Revolving Loans I were $9,100, of which Navios Partners’ portion was $455.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe (II) Inc. (“Navios Europe II”) (in each case, in proportion to their ownership interests in Navios Europe II) revolving loans up to $38,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). See Note 20 for the Investment in Navios Europe II and respective ownership interests.

The Navios Revolving Loans II earn an 18.0% preferred distribution and are repaid from Free Cash Flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

requirements or stated maturity dates. As of December 31, 2016, Navios Partners’ portion of the outstanding amount relating to portion of the investment in Navios Europe II (5.0% of the $14,000) was $700, under the caption “Investment in affiliates” and the outstanding amount relating to the Navios Revolving Loans II capital was $1,221 (December 31, 2015: $771), under the caption “Loans receivable from affiliates”. The accrued interest income earned under the Navios Revolving Loans II was $288 under the caption “Balance due from related parties” and the accrued interest income earned under the Navios Term Loans II was $216 under the caption “Loans receivable from affiliates”. As of December 31, 2016, the amounts undrawn from the Navios Revolving Loans II was $14,075, of which Navios Partners’ portion was $704. As of December 31, 2015, the amount undrawn from the Navios Revolving Loans II was $23,075, of which Navios Partners’ portion was $1,154.

Others: Navios Partners has entered into an omnibus agreement with Navios Holdings (the “Partners Omnibus Agreement”) in connection with the closing of Navios Partners’ IPO governing, among other things, when Navios Holdings and Navios Partners may compete against each other as well as rights of first offer on certain drybulk carriers. Pursuant to the Partners Omnibus Agreement, Navios Partners generally agreed not to acquire or own Panamax or Capesize drybulk carriers under time charters of three or more years without the consent of an independent committee of Navios Partners. In addition, Navios Holdings has agreed to offer to Navios Partners the opportunity to purchase vessels from Navios Holdings when such vessels are fixed under time charters of three or more years.

Navios Partners entered into an omnibus agreement with Navios Acquisition and Navios Holdings (the “Acquisition Omnibus Agreement”) in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America, without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter drybulk carriers subject to specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries granted to Navios Holdings and Navios Partners, a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels it might own. These rights of first offer will not apply to a (i) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a counterparty, or (ii) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

In connection with the Navios Maritime Midstream Partners L.P. (“Navios Midstream”) initial public offering and effective November 18, 2014, Navios Partners entered into an omnibus agreement with Navios Midstream, Navios Acquisition and Navios Holdings pursuant to which Navios Acquisition, Navios Holdings and Navios Partners have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years and also providing rights of first offer on certain tanker vessels.

On November 15, 2012 (as amended in March 2014), Navios Holdings and Navios Partners entered into an agreement (the “Navios Holdings Guarantee”) by which Navios Holdings will provide supplemental credit default insurance with a maximum cash payment of $20,000. During the year ended December 31, 2016 and 2015, the Company submitted claims for charterers’ default under this agreement to Navios Holdings for a total amount of $9,153 and $3,605, respectively, net of applicable deductions, of which $9,635 and $3,795 was recorded as “Other income” for the year ended December 31, 2016 and 2015, respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of December 31, 2016, Navios Holdings held an 18.0% common unit interest in Navios Partners, represented by 15,344,310 common units and it also held a general partner interest of 2.0%.

NOTE 19 – NOTES RECEIVABLE

On July 15, 2016, the Company entered into a charter restructuring agreement for the reduction of the hire rate for five Container vessels chartered out to Hyundai Merchant Marine Co. (“HMM”) which resulted in a decrease in cash charter hire to be received of approximately $38,461. More specifically, the reduction of the hire rate will be applied as follows:

•	With effect from (and including) July 18, 2016 until (and including) December 31, 2019, hire rate shall be reduced to $24,400 per day pro rata.

•	With effect from (and including) January 1, 2020, hire rate shall be restored to the rate of $30,500 per day pro rata until redelivery.

In exchange for the reduction of the hire rate, the Company received (i) $7,692 on principal amount of senior, unsecured notes, amortizing subject to available cash flows, accruing interest at 3% per annum payable on maturity in July 2024 and (ii) 3,657 freely tradable securities of HMM (publicly traded at the Stock Market Division of the Korean Exchange).

On July 18, 2016, the Company recognized the fair value of the HMM securities totaling $40,277 and also recognized the fair value of the senior unsecured notes totaling $5,932. The total fair value of the non-cash compensation received was recognized as deferred revenue, which will be amortized over the remaining duration of the each time charter. For the year ended December 31, 2016, the Company recorded an amount of $5,537 of deferred revenue amortization in the consolidated Statement of Operations under line “Time charter and voyage revenues”.

As of December 31, 2016, the outstanding balances of the current and non-current portion of deferred revenue in relation to HMM amounted to $12,102 and $28,571, respectively.

During August 2016, the Company sold all the shares for net proceeds on sale of $20,842 resulting in a loss on sale of $19,435, which was recorded under “Loss on sale of securities” in the consolidated Statements of Operations for the year ended December 31, 2016 and the proceeds were classified as investing activities in the consolidated Statements of Cash Flows for the year ended December 31, 2016. The Company recognized non-cash interest income and discount unwinding totaling to $180 for these instruments under “Interest income” in the consolidated Statements of Operations for the year ended December 31, 2016.

NOTE 20 – INVESTMENT IN NAVIOS EUROPE I AND NAVIOS EUROPE II

Navios Europe I: On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe I and have ownership interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of: (i) cash (which was funded with the proceeds of senior loan facilities (the “Senior Loans I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (in each case, in proportion to their ownership interests in Navios Europe I) (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe I (in each case, in proportion to their ownership interests in Navios Europe I) revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On an ongoing basis, Navios Europe I is required to distribute cash flows (after payment of operating expenses and amounts due pursuant to the terms of the Senior Loans I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation. Navios Partners evaluated its investment in Navios Europe I under ASC 810 and concluded that Navios Europe I is a variable interest entity (“VIE”) and that they are not the party most closely associated with Navios Europe I and, accordingly, is not the primary beneficiary of Navios Europe I. Navios Partners further evaluated its investment in the common stock of Navios Europe I under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe I and, therefore, its investment in Navios Europe I is accounted for under the equity method.

As of December 31, 2016, the estimated maximum potential loss by Navios Partners in Navios Europe I would have been $1,390, which represents the Company’s carrying value of the investment of $640 plus the Company’s balance of the Navios Revolving Loans I of $750 and did not include the undrawn portion of the Navios Revolving Loans I.

As of December 31, 2016, the Navios Partners’ portion of the Navios Revolving Loan I outstanding was $750. Investment income of $74 was recognized in the Statements of Operations under the caption of “Other income” for the year ended December 31, 2016. Investment income of $45 was recognized in the Statements of Operations under the caption of “Other income” for the year ended December 31, 2015.

Navios Europe II: On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II and have ownership interests of 47.5%, 47.5% and 5.0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for aggregate consideration consisting of: (i) cash consideration of $145,550 (which was funded with the proceeds of a $131,550 senior loan facilities net of loan discount amounting to $3,375 (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (in each case, in proportion to their ownership interests in Navios Europe II) (collectively, the “Navios Term Loans II”); and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147, at the acquisition date. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe II (in each case, in proportion to their ownership interests in Navios Europe II) revolving loans up to $38,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”).

On an ongoing basis, Navios Europe II is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation. Navios Partners evaluated its investment in Navios Europe II under ASC 810 and concluded that Navios Europe II is a variable interest entity (“VIE”) and that it is not the party most closely associated with Navios Europe II and, accordingly, is not the primary beneficiary of Navios Europe II. Navios Partners further evaluated its investment in the common stock of Navios Europe II under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe II and, therefore, its investment in Navios Europe II is accounted for under the equity method.

As of December 31, 2016, the estimated maximum potential loss by Navios Partners in Navios Europe II would have been $1,837, which represents the Company’s carrying value of the investment of $616 plus the Company’s balance of the Navios Revolving Loans II of $1,221 and does not include the undrawn portion of the Navios Revolving Loans II.

As of December 31, 2016, the Navios Partners’ portion of the Navios Revolvings Loan II outstanding was $1,221. Investment loss of $(133) was recognized in the Statements of Operations under the caption of “Other

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

income” for the year ended December 31, 2016. Investment income of $49 was recognized in the Statements of Operations under the caption of “Other income” for the year ended December 31, 2015.

NOTE 21 – CASH DISTRIBUTIONS AND EARNINGS PER UNIT

Navios Partners intends to make distributions to the holders of common units on a quarterly basis, to the extent and as may be declared by the Board and to the extent it has sufficient cash on hand to pay the distribution after the Company establishes cash reserves and pays fees and expenses. There is no guarantee that Navios Partners will pay a quarterly distribution on the common units in any quarter. On February 3, 2016, Navios Partners announced that its board of directors decided to suspend the quarterly cash distributions to its unitholders, including the distribution for the quarter ended December 31, 2015. The amount of any distributions paid under Navios Partners’ policy and the decision to make any distribution is determined by its board of directors, taking into consideration the terms of its partnership agreement. The Company is prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under its existing credit facilities.

There is incentive distribution rights held by the General Partner, which are analyzed as follows:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	General Partner
Minimum Quarterly Distribution	up to $0.35	98%	2%
First Target Distribution	up to $0.4025	98%	2%
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $0.4375 up to $0.525	75%	25%
Thereafter	above $0.525	50%	50%

The first 98% of the quarterly distribution is paid to all common units holders. The incentive distributions rights (held by the General Partner) apply only after a minimum quarterly distribution of $0.4025.

On January 24, 2014, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2013 of $0.4425 per unit. The distribution was paid on February 14, 2014 to all holders of record of common and general partner units on February 10, 2014. The aggregate amount of the declared distribution was $32,573.

On April 25, 2014, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended March 31, 2014 of $0.4425 per unit. The distribution was paid on May 13, 2014 to all holders of record of common and general partner units on May 9, 2014. The aggregate amount of the declared distribution was $35,474.

On July 24, 2014, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2014 of $0.4425 per unit. The distribution was paid on August 13, 2014 to all holders of record of common and general partner units on August 8, 2014. The aggregate amount of the declared distribution was $35,474.

On October 23, 2014, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2014 of $0.4425 per unit. The distribution was paid on November 10, 2014 to all holders of record of common and general partner units on November 7, 2014. The aggregate amount of the declared distribution was $35,474.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On January 26, 2015, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2014 of $0.4425 per unit. The distribution was paid on February 13, 2015 to all holders of record of common and general partner units on February 11, 2015, which included the unitholders participating in the February 2015 offering (See Note 13—Issuance of units). The aggregate amount of the declared distribution was $38,097.

On April 28, 2015, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended March 31, 2015 of $0.4425 per unit. The distribution was paid on May 14, 2015 to all holders of record of common and general partner units on May 13, 2015. The aggregate amount of the declared distribution was $38,097.

On July 23, 2015, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2015 of $0.4425 per unit. The distribution was paid on August 14, 2015 to all holders of record of common and general partner units on August 13, 2015. The aggregate amount of the declared distribution was $38,097.

On November 3, 2015, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2015 of $0.2125 per unit. The distribution was paid on November 13, 2015 to all holders of record of common and general partner units on November 12, 2015. The aggregate amount of the declared distribution was $18,015.

Navios Partners calculates earnings per unit by allocating reported net income for each period to each class of units based on the distribution waterfall for available cash specified in Navios Partners’ partnership agreement, net of the unallocated earnings (or losses). Basic earnings per unit is determined by dividing net income by the weighted average number of units outstanding during the period. Diluted earnings per unit is calculated in the same manner as basic earnings per unit, except that the weighted average number of outstanding units increased to include the dilutive effect of outstanding unit options or phantom units. Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units and general partner units on a 98%-2% basis. There were no options or phantom units outstanding during the years ended December 31, 2016, 2015 and 2014.

The calculations of the basic and diluted earnings per unit are presented below.

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net (loss)/income	$(52,549)	$41,805	$74,853
Earnings attributable to:
Common unit holders	(51,498)	39,825	71,225
Weighted average units outstanding (basic and diluted)
Common unit holders	83,107,066	82,437,128	76,587,656
Earnings per unit (basic and diluted):
Common unit holders	$(0.62)	$0.48	$0.93
Earnings per unit — distributed (basic and diluted):
Common unit holders	$—	$1.11	$1.79
Loss per unit — undistributed (basic and diluted):
Common unit holders	$(0.62)	$(0.63)	$(0.86)

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 22 – OTHER INCOME

On November 15, 2012 (as amended in March 2014), Navios Holdings and Navios Partners entered into an agreement by which Navios Holdings will provide supplemental credit default insurance with a maximum cash payment of $20,000. During the years ended December 31, 2016 and 2015, the Company submitted claims for charterers’ default under this agreement to Navios Holdings for a total amount of $9,635 and $3,795, which were recorded as “Other income”, respectively.

On November 10, 2016, Navios Partners repaid $28,052 in cash for the settlement of a nominal amount of $30,192 of the July 2012 Credit Facility achieving a $2,140 gain on debt repayment.

During the year ended December 31, 2014, Navios Partners received cash compensation of $17,779 from the sale of a defaulted counterparty claim to an unrelated third party. Navios Partners has no continuing obligation to provide any further services to the counterparty and has therefore recognized the entire compensation received immediately in the Statements of Operations within the caption of “Other income”.

As of March 25, 2014, the Company terminated the amended credit default insurance policy. In connection with the termination, Navios Partners received compensation of $30,956 (which was received in April 2014). From the total compensation, $1,170 was recorded immediately in the Statements of Operations within the caption of “Revenue”, which represents reimbursements for insurance claims submitted for the period prior to the date of the termination and the remaining amount of $29,786 was recorded immediately in the Statements of Operations within the caption of “Other income”. The Company has no future requirement to repay any of the lump sum cash payment back to the insurance company or provide any further services.

NOTE 23 – SUBSEQUENT EVENTS

On February 21, 2017, Navios Holdings has agreed to sell to Navios Partners certain loans previously funded by Navios Holdings to Navios Europe Inc. for $27,000, subject to signing of definitive documentation. Navios Partners may require Navios Holdings, under certain conditions, to repurchase the loans after the third anniversary of the date of the sale based on the then outstanding balance of the loans.

On March 6, 2017, Navios Partners announced the issuance of a new $405,000 Term Loan B facility. The Term Loan B facility bears an interest rate of LIBOR +500 basis points and has a three and a half year term. The Term Loan B facility is secured by first priority mortgages covering certain vessels owned by subsidiaries of Navios Partners, in addition to other collateral, and guaranteed by each subsidiary of Navios Partners.

Navios Partners intends to use the net proceeds of the Term Loan B facility to: (i) to refinance the existing Term Loan B; and (ii) to pay fees and expenses related to the term loans. The issuance of the new Term Loan B facility is subject to signing of definitive documentation.

On January 12, 2017, in connection to the sale of the MSC Cristina, Navios Partners fully repaid the outstanding balance of $70,950 of the April 2015 Credit Facility.

On January 12, 2017, Navios Partners fully repaid the outstanding balance of $29,000 of the June 2016 Credit Facility.

In January 2017, Navios Partners agreed to sell the Navios Apollon, a 2000 Ultra-Handymax vessel of 52,073 dwt to an unrelated third party, for a total net sale price of $4,750. Delivery is expected by April 2017.